Exhibit 3.1

[Form of Amended and Restated Certificate of Incorporation]

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

of

TRIAN ACQUISITION I CORP.

(Pursuant to Section 245 of
the Delaware General Corporation Law)

Dated as of [               ], 2008

TABLE OF CONTENTS
(Continued)

ARTICLE X		MEETING OF STOCKHOLDERS; WRITTEN CONSENT
		PROHIBITION	10
10.1	.	Special Meetings of Stockholders	10
10.2	.	Action by Written Consent	10

ARTICLE XI		CORPORATE OPPORTUNITY	10

ARTICLE XII		CERTIFICATE AMENDMENTS	11

ii

     AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF TRIAN ACQUISITION I CORP.
(Pursuant to Section 245 of the Delaware General
Corporation Law)

     Trian Acquisition I Corp., a corporation organized and existing under the laws of the State of Delaware, by its Chief Executive Officer, hereby certifies as follows:

     1. The name of the corporation is “Trian Acquisition I Corp.” The original certificate of incorporation of the corporation was filed with the Secretary of State of the State of Delaware on October 16, 2007.

     2. This Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors and the stockholders of the corporation in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law.

     3. This Amended and Restated Certificate of Incorporation amends and restates in its entirety the original certificate of incorporation to read as follows:

ARTICLE I
NAME

     The name of the corporation is Trian Acquisition I Corp. (the “Corporation”).

ARTICLE II
PURPOSE

     Subject to Article VI, the purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”); provided, however, that in the event a Business Combination (as defined below) is not consummated prior to the Termination Date (as defined in Article V and as it may be amended as stated therein), then, on or after the Termination Date, the purposes of the Corporation shall automatically, with no action required by the Board of Directors or the stockholders of the Corporation, be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein, and the Corporation’s powers shall thereupon be limited to those set forth in Section 278 of the DGCL and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein. Prior to the consummation of a Business Combination, this Article II may not be amended without the affirmative vote of at least 95% of the outstanding shares of Common Stock (as defined below).

ARTICLE III
REGISTERED AGENT

     The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE IV
CAPITALIZATION

     4.1. Authorized Capital Stock. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 501,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

     4.2. Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series (a “Preferred Stock Designation”), including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

     4.3. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall be entitled to one vote.

ARTICLE V
CORPORATE EXISTENCE

     The Corporation’s existence shall terminate on [___], 2010 (the “Termination Date”). This provision may only be amended (i) in connection with the approval of a Business Combination (as defined below), with the affirmative vote of a majority of the outstanding shares of Common Stock, in which case such amendment shall become effective only upon the consummation of the Business Combination, (ii) in connection with the approval of an Extension Period (as defined below), with the affirmative vote of a majority of the outstanding shares of Common Stock or (iii) for any other reason prior to the consummation of a Business Combination, with the affirmative vote of at least 95% of the outstanding shares of Common Stock. A proposal to amend this Article V to provide for the Corporation’s perpetual existence shall be submitted to the stockholders of the Corporation in connection with any proposed Business Combination pursuant to Section 6.4 below; and a proposal to amend this Article V to extend the Termination Date to up to six months after [___], 2010 shall be submitted to the stockholders of the Corporation in connection with any proposed Extension Period pursuant to Section 6.5 below.

ARTICLE VI
BUSINESS COMBINATION REQUIREMENTS

     6.1. Applicability; Business Combination. The provisions of this Article VI shall apply during the period commencing upon the filing of this Amended and Restated Certificate of Incorporation and shall terminate upon the consummation of any Business Combination, and may not be amended prior to the consummation of a Business Combination without the affirmative vote of at least 95% of the outstanding shares of Common Stock. A “Business Combination” shall mean the Corporation’s initial business combination, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, with one or more domestic or international operating businesses or assets (collectively, the “Target Business”), together having a fair market value of at least 80% of the Corporation’s net assets held in the Trust Account (as defined below) (net of amounts disbursed to pay taxes and up to $9,500,000 disbursed to the Corporation for working capital purposes, in accordance with Section 6.3 below, and excluding the amount of the underwriters’ deferred discount held in the Trust Account) at the time of the business combination; provided, however, that any business combination transaction involving multiple operating businesses or assets shall occur contemporaneously with one another.

     6.2. Fair Market Value. For purposes of this Article VI, fair market value of the Target Business shall be determined by the Board of Directors based upon standards generally accepted by the financial community. If the Board of Directors is unable independently to determine that the Target Business has a fair market value meeting the criteria set forth in Section 6.1, the Corporation will obtain an opinion from an unaffiliated, independent investment banking firm that is subject to oversight by the

Financial Industry Regulatory Authority with respect to the fair market value of the Target Business.

     6.3. Trust Account. Immediately after the Corporation’s initial public offering of securities (the “Initial Public Offering”), the amount specified in the Corporation’s registration statement on Form S-1 filed with the Securities and Exchange Commission at the time it goes effective shall be deposited and thereafter held in a trust account (the “Trust Account”) established by the Corporation pursuant to an investment management trust agreement between the Corporation and Wilmington Trust Company, as trustee (the “Trust Agreement”). Neither the Corporation nor any officer, director or employee of the Corporation shall disburse any of the proceeds held in the Trust Account until the earlier of the consummation of a Business Combination or the liquidation of the Corporation as described in Section 6.7 below; provided, however, that the Corporation shall be entitled to withdraw (i) such amounts from the Trust Account as may be required to pay taxes on the income earned on amounts deposited in the Trust Account or any other federal, state or local tax obligations in respect of the Trust Account, (ii) up to an aggregate of $9,500,000 of income earned on amounts deposited in the Trust Account for working capital purposes, (iii) amounts necessary to satisfy the exercise of stockholder conversion rights pursuant to Section 6.6 in connection with the approval of an Extension Period and (iv) up to an aggregate of $75,000 of income earned on amounts deposited in the Trust Account to pay the Corporation’s expenses of liquidation and dissolution pursuant to Section 6.7, if necessary, in each case in the manner specified in Trust Agreement.

     6.4. Stockholder Approval of Business Combination. Prior to the consummation of any Business Combination, the Corporation shall submit the proposed Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type that normally would require such stockholder approval under the DGCL. In addition to any other vote of stockholders of the Corporation that may be required under applicable law, the Corporation shall be authorized to consummate the Business Combination only if (i) a majority of votes cast by holders of shares of Common Stock included in the Units issued in the Initial Public Offering (the “IPO Shares”) present and entitled to vote at the meeting to approve the Business Combination are voted for the approval of such Business Combination and (ii) a majority of the outstanding shares of Common Stock are voted to approve an amendment to Article V of this Amended and Restated Certificate of Incorporation providing for perpetual existence of the Corporation. In addition, the Corporation shall only be authorized to consummate a Business Combination if holders of less than 40% of the IPO Shares, cumulatively, have exercised their conversion rights in connection with the proposed Business Combination or any proposed Extension Period as described in Section 6.6 below. Following the consummation of a Business Combination, stockholder approval for future business combinations or other similar transactions shall not be required, except as otherwise required pursuant to applicable law.

     6.5. Stockholder Approval of Extension Period. If (i) the Corporation has entered into a definitive agreement with respect to a Business Combination prior to [_____], 2010, (ii) the Board of Directors anticipates that the Corporation may not be able to consummate a Business Combination prior to such date and determines that it is advisable in its judgment to extend the time period within which the Corporation may complete a Business Combination by up to six months (such period of up to six months, an “Extension Period”), or 30 months in total, and to extend the Termination Date accordingly and (iii) a resolution to that effect is adopted by a majority of the whole Board of Directors, then the Corporation shall submit to its stockholders for approval an amendment to Article V of this Amended and Restated Certificate of Incorporation extending the Termination Date until the end of such proposed Extension Period. The officers of the Corporation shall cause a notice to be mailed to each stockholder of the Corporation entitled to vote on the adoption of such amendment setting forth the time, date and place for a meeting of stockholders of the Corporation to take action upon such amendment in accordance with the DGCL (the “Extension Meeting”). In addition to any other vote of stockholders of the Corporation that may be required under applicable law, the Corporation may extend the time period within which the Corporation may complete a Business Combination to up to 30 months and extend the Termination Date until the end of the Extension Period only if a majority of the outstanding shares of Common Stock are voted to approve an amendment to Article V of this Amended and Restated Certificate of Incorporation giving effect to the Extension Period. In addition, Article V may only be so amended to extend the Termination Date pursuant to this Section 6.5 if holders of less than 40% of the IPO Shares have exercised their conversion rights as described in Section 6.6 below.

     6.6. Conversion Rights.

          (a) At the time the Corporation seeks stockholder approval of a Business Combination as described in Section 6.4 or the Extension Period as described in Section 6.5, each holder of IPO Shares that votes against such Business Combination or Extension Period, as the case may be, shall have the right, if the Business Combination is consummated or the Extension Period is approved and such holder holds shares of Common Stock on the date on which the Business Combination is consummated or the date on which the Extension Period is approved, as applicable, to convert the shares of Common Stock held by such holder into a cash amount per share equal to the quotient determined by dividing (i) the aggregate amount then on deposit in the Trust Account (including deferred underwriting discounts and commissions held in the Trust Account and including income earned on the Trust Account, net of amounts previously disbursed to pay taxes, for working capital purposes and to satisfy the exercise of stockholder conversion rights in connection with approval of an Extension Period (if applicable), in accordance with Section 6.3 above, and calculated as of two business days prior to the consummation of the Business Combination or the approval of the Extension Period) by (ii) the total number of IPO Shares; provided, however, that any holder of IPO Shares, together with any affiliates of such holder or any other persons with whom such holder is acting as a “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended as of the date hereof), may collectively only exercise conversion rights with respect to up to 10% of the IPO Shares (notwithstanding that such holder or group of holders may hold in excess of 10% of the IPO Shares), on a cumulative basis, which includes any exercise of conversion rights in connection with either the stockholder vote required to approve a Business Combination or the stockholder vote required to approve the Extension Period. Shares of Common Stock converted in connection with the vote on the Extension Period and in connection with the vote on a Business Combination will be aggregated for purposes of this 10% limit. A holder of IPO Shares will not be permitted to exercise any conversion rights unless such holder meets the requirements for the exercise of such conversion rights set forth in the proxy statement sent to the stockholders relating to the approval of a proposed Business Combination or a proposed Extension Period.

          (b) Holders of IPO Shares that do not exercise conversion rights will retain their interest in the Corporation. In connection with a Business Combination, such holders shall be deemed to have given their consent to the release to the Corporation of all funds in the Trust Account not required to satisfy the exercise of conversion rights; and funds shall be released from the Trust Account concurrently with the consummation of the Business Combination.

          (c) Payment of amounts necessary to satisfy the conversion rights exercised shall be made out of legally available funds no later than three business days after the consummation of the Business Combination or the approval of the Extension Period at the Extension Meeting, as applicable, and the delivery of shares by the holders of IPO Shares exercising conversion rights. Following payment to holders of IPO Shares exercising their conversion rights in connection with a Business Combination, any remaining funds in the Trust Account shall be released to the Corporation.

     6.7. Liquidation of the Corporation. In the event that the Corporation does not consummate a Business Combination by the Termination Date, the officers and directors of the Corporation shall take all such action necessary to liquidate the Corporation as soon as reasonably practicable. In the event that the Corporation is so liquidated, only the holders of IPO Shares shall be entitled to receive liquidating distributions in respect of the Trust Account and the Corporation shall pay no liquidating distributions from the Trust Account with respect to any other shares of capital stock of the Corporation. In addition, no stockholder shall be entitled to any liquidating distribution from the Corporation to the extent such stockholder has agreed with the Corporation in writing to waive its rights to such distribution.

     6.8. Limitations. Unless and until the Corporation has consummated a Business Combination as permitted under this Article VI, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, stock purchase, asset acquisition, exchangeable share transaction or otherwise.

ARTICLE VII
BOARD OF DIRECTORS

     7.1. Board of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Section 4.2 of this Amended and Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the entire Board of Directors shall be not less than three and not more than 20, with the exact number of directors being fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

     During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Section 4.2 hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.

     Notwithstanding this Article VII, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Preferred Stock Designation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article VII unless expressly provided by such terms.

     7.2. Staggered Board. The Board of Directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Section 4.2 hereof (the “Preferred Stock Directors”), unless expressly provided by the terms of such Preferred Stock) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of all directors. Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this Article VII; Class II directors shall initially serve until the second annual meeting of stockholders following the effectiveness of this Article VII; and Class III directors shall initially serve until the third annual meeting of stockholders following the effectiveness of this Article VII. Commencing with the first annual meeting of stockholders following the effectiveness of this Article VII, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors, the number of directors (other than Preferred Stock Directors) in each class shall be apportioned as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

     7.3. Vacancies and Newly Created Directorships. Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is elected and qualified, or until the director’s earlier death, resignation, retirement, disqualification or removal.

     7.4. Removal of Directors for Cause. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

     7.5. Adoption, Amendment or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend and repeal the By-Laws, subject to the power of the stockholders of the Corporation to adopt, amend and repeal any ByLaws whether adopted by them or otherwise. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the By-Laws (and notwithstanding the fact that a lesser percentage may be permitted by applicable law, this Amended and Restated Certificate of Incorporation or the By-Laws), but in addition to any affirmative vote of the holders of any particular class of stock of the Corporation required by applicable law or this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt new By-Laws or to alter, amend or repeal the By-Laws.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

     8.1. Limitation of Personal Liability. No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended.

     8.2. Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 8.4, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors.

     8.3. Prepayment of Expenses. To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VIII or otherwise.

     8.4. Claims. If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

     8.5. Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VIII shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, this Amended and Restated Certificate of Incorporation (as amended), the By-laws (as amended), any agreement, vote of stockholders or disinterested directors or otherwise.

     8.6. Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.

     8.7. Amendment or Repeal. Any amendment or repeal of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.

     8.8. Other Indemnification and Prepayment of Expenses. This Article VIII shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE IX
SECTION 203 ELECTION

     The Corporation shall not be governed by Section 203 of the DGCL.

ARTICLE X
MEETING OF STOCKHOLDERS; WRITTEN CONSENT PROHIBITION

     10.1. Special Meetings of Stockholders. Except as otherwise required by law and subject to the express terms of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by (i) the Chairman or (ii) a majority of the Board of Directors, and may not be called by any other person or persons. The ability of the stockholders to call a special meeting is hereby specifically denied.

     10.2. Action by Written Consent. Except as otherwise provided for or fixed pursuant to the provisions of Section 4.2 relating to the rights of holders of any series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by written consent have expressly been approved in advance by the Board of Directors.

ARTICLE XI
CORPORATE OPPORTUNITY

     The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors or Trian Acquisition I, LLC in circumstances where the application of any such doctrine would conflict with (i) any fiduciary duties or contractual obligations they may have currently or in the future in respect of Trian Fund Management, L.P. or any funds or accounts managed by it or its affiliates (collectively, “Trian Partners”) or any companies in which Trian Partners invests or (ii) any other fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate of Incorporation.

ARTICLE XII
CERTIFICATE AMENDMENTS

     The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article XII; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, and in addition to any other vote that may be required by law, (i) Articles II, V and VI of this Amended and Restated Certificate of Incorporation may not be amended except as provided therein and (ii) the affirmative vote of the holders of at least 66 2/3% of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with Articles VII, VIII, X or this Article XII of this Amended and Restated Certificate of Incorporation.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on behalf this ___ day of January, 2008.

TRIAN ACQUISITION I CORP.

By:	_______________________________
Name: Edward P. Garden
Title: Chief Executive Officer